UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AAON, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-00448736
(State or other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

2425 S. Yukon, Tulsa, Oklahoma 74107
(Address of principal executive offices)

AAON, Inc. 2016 Long-Term Incentive Plan
(Full title of the plan)

Luke A. Bomer, Esq.
Johnson & Jones, P.C.
Two Warren Place
6120 S. Yale Ave., Suite 500
Tulsa, Oklahoma 74136
(Name and address of agent for service)

(918) 584-6644
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.

Large accelerated filer ✓	Accelerated filer
Non-accelerated filer	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, $.004 par value	3,839,702 shares (2)	$26.39 (3)	$101,329,735.70 (3)	$10,203.90 (3)
______________________

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers an indeterminable number of additional shares of common stock which may become issuable under the Plan as a result of any future anti-dilution adjustment in accordance with the terms of the Plan or upon a stock split, stock dividend or similar transaction.

(2) As described in the Explanatory Note on page 2 of this Registration Statement, the number of shares of Common Stock registered under the Plan consists of (i) 3,400,000 shares being registered for the first time (the “New Shares”), plus (ii) 439,702 shares that were previously registered by the Company (the “Carryover Shares”) under its 2007 Long-Term Incentive Plan on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on November 2, 2015 (File No. 333-207737). A post-effective amendment to the foregoing Form S-8 to deregister the Carryover Shares is being filed by the Company contemporaneously with the filing of this Registration Statement.

(3) Estimated solely for the purpose of calculating the amount of registration fee, in accordance with Securities Act Rule 457(c) and (h), based on the average of the high and low price per share of Common Stock on August 1, 2016, as reported on the NASDAQ Stock Market LLC.

Explanatory Note

On February 24, 2016, the Board of Directors of AAON, Inc., a Nevada corporation (the “Company” or “Registrant”), approved the adoption of the Company’s 2016 Long-Term Incentive Plan (the “Plan”) subject to approval of the stockholders of the Registrant. The stockholders of the Registrant subsequently approved the Plan at the annual meeting of stockholders on May 24, 2016. The Plan provides that, in addition to the 3,400,000 shares authorized in connection with the adoption of the Plan (the “New Shares”), shares that remained available for grant under the Registrant’s 2007 Long-Term Incentive Plan, as amended (the “Prior Plan”) and any awards under the Prior Plan that expire or terminate for any reason without having been exercised in full, or are forfeited or canceled, will be available for awards under the Plan.

The purpose of this Registration Statement on Form S-8 is to register with the Securities and Exchange Commission (the “Commission”) 3,839,702 shares of the Registrant’s common stock, par value $0.004 per share (the “Common Stock”), consisting of (i) the New Shares, and (ii) 439,702 shares that were previously registered by the Registrant (the “Carryover Shares”) under the Prior Plan on Form S-8, filed with the Commission on November 2, 2015 (Registration No. 333-207737) (the “Prior Registration Statement”). A post-effective amendment to the Prior Registration Statement to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with the Commission pursuant to Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by the Registrant:

(a)	The Company’s Annual Report on Form 10-K, for the year ended December 31, 2015, filed with the Commission on February 25, 2016;

(b)
All other reports of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above;

(c)
The description of the Company’s common stock which is contained under the caption “Description of Securities”, in the Company’s Registration Statement on Form S-1 as filed with the Commission on May 29, 1990, as such description was amended by Exhibit 1 to the Company’s Current Report on Form 8-K filed with the Commission on March 24, 1994, and any other amendment or report filed with the Commission for the purpose of updating such description; and

(d)	The Company’s Definitive Proxy Statement on Schedule 14A for its Annual Meeting of Stockholders held on May 24, 2016, filed with the Commission on April 7, 2016.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Luke A. Bomer, a shareholder of the law firm Johnson & Jones, P.C., which passed upon the legality of the securities which may be issued under the Plan, is the Secretary of the Registrant. Members of Johnson & Jones, P.C. beneficially own less than 1% of the issued and outstanding Common Stock of the Registrant as of August 2, 2016.

Item 6. Indemnification of Officers and Directors.

The Registrant’s Articles of Incorporation provide that the Registrant shall indemnify its directors to the fullest extent permitted by Nevada law. Further, the Registrant’s Articles of Incorporation provide that the Registrant may, by specific action of its Board of Directors, indemnify any or all other persons allowed to be indemnified under Nevada law. The Registrant’s Articles of Incorporation further provide that no director shall be personally liable to the Registrant or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Moreover, the provisions would apply to claims against a director for violations of certain laws, including federal securities laws. In addition, the Registrant may enter into indemnification agreements with its directors and officers. We have also obtained policies that insure our directors and officers against liabilities they may incur in their capacity as directors and officers. These provisions, agreements and policies may have the practical effect, in certain cases, of eliminating the ability of stockholders to collect monetary damages from directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on August 2, 2016.

AAON, Inc.

By: /s/ Norman H. Asbjornson
Norman H. Asbjornson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Norman H. Asbjornson Norman H. Asbjornson	Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2016

/s/ Scott M. Asbjornson Scott M. Asbjornson	Chief Financial Officer (Principal Financial Officer)	August 2, 2016

/s/ Rebecca A. Thompson Rebecca A. Thompson	Chief Accounting Officer (Principal Accounting Officer)	August 2, 2016

/s/ Gary D. Fields	Director	August 2, 2016
Gary D. Fields

/s/ Paul K. Lackey, Jr.	Director	August 2, 2016
Paul K. Lackey, Jr.

/s/ Jerry R. Levine	Director	August 2, 2016
Jerry R. Levine

/s/ A.H. McElroy II	Director	August 2, 2016
A.H. McElroy II

/s/ Jack E. Short	Director	August 2, 2016
Jack E. Short

/s/ Angela E. Kouplen	Director	August 2, 2016
Angela E. Kouplen

Exhibit Index

Exhibit Number	Exhibit Description
5.1*	Opinion of Johnson & Jones, P.C.
10.1
AAON, Inc. 2016 Long-Term Incentive Plan (filed with the Commission on April 7, 2016 as Annex A to the Company’s Definitive Proxy Statement on Schedule 14A (Commission File No. 000-18953) and incorporated herein by this reference.

23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Johnson & Jones, P.C. (contained in Exhibit 5.1)

_______________________________________

* Filed herewith